VUFUSION, INC.

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into as of July 15, 2008 among Vufusion, Inc., a Texas corporation (the “Company”), and each other holder of record of the Company’s Stock, par value $0.01 per share (“Stock”), who has executed this Agreement or a counterpart of this Agreement, whether such counterpart is executed on the date hereof or some later date.  The holders of record of Stock are hereinafter referred to collectively as the “Shareholders” and individually as a “Shareholder.”

Recitals:

WHEREAS, the Shareholders own shares of Stock; and

WHEREAS, the Company and the Shareholders desire to set forth, among other things, certain restrictions on the ownership and transferability of the Stock owned by the Shareholders;

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  Certain Definitions.  As used herein, the following terms shall have the respective meanings indicated:

(a) “Disposition” means any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether voluntary or involuntary, and whether during a Shareholder’s lifetime or upon or after his or her death, including, but not limited to, any Disposition by operation of law, upon divorce, by court order, by judicial process, or by foreclosure, levy, or attachment.

(b) “Permitted Disposition” means any or all of the following:

(i)  A Disposition of the community property interest of a Shareholder’s spouse in all or any part of the Stock to such Shareholder upon the death of such spouse;

(ii)  A Disposition of the community property interest of a Shareholder’s spouse in all or any part of the Stock to such Shareholder in connection with the termination of the marital relationship of the Shareholder and the Shareholder’s spouse;

(iii)  A Disposition made pursuant to the terms of this Agreement;

(iv)  A Disposition made to a grantor trust or other trust in which there are and continue to be during the term of this Agreement no beneficiaries other than a Shareholder and one or more of the spouse, child (natural or adopted), spouse of any such child, grandchild, sister, brother or parent of such Shareholder, provided the trustee of such trust agrees that the Stock shall remain subject to the terms of this Agreement;

A Disposition of Stock to the Company.

(e) “Person” means any corporation, limited liability company, association, partnership, joint venture, organization, individual, business, trust or any other entity or organization of any kind or character, including a government or any subdivision or agency thereof.

(f) “Pro Rata Part” means, in any particular instance, the proportion which the number of shares of Stock owned by a Shareholder bears to the aggregate number of outstanding shares of Stock owned by all Shareholders then holding an option hereunder to purchase Stock (exclusive of any Shareholder whose shares of stock are the subject of the specific option to purchase).

(h) “Series A Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

(i) “Stock” means the Common Stock, the Series A Stock and any other class or series of the Company’s preferred or common stock, par value $0.01 per share, or any other share of the Company’s capital stock (common or preferred) now owned or hereafter acquired by any Shareholder or any capital stock resulting from the reclassification, split, combination, or other change thereof, dividends paid thereon, or capital stock of any other issuer received in exchange for such Stock in connection with any merger, consolidation, reorganization, or acquisition involving the Company.

(j) “Third Party” means a Person not affiliated with any Shareholder or the Company.

2.

Right of First Refusal.

(a) Option.  A Shareholder shall not make or suffer any Disposition (other than a Permitted Disposition) of all or any part of his or her shares of Stock except in accordance with the terms of this Agreement.  Each time a Shareholder proposes to make or suffer any Disposition of all or any portion of his or her shares of Stock (other than a Permitted Disposition) during such Shareholder’s lifetime, such Shareholder (the “Selling Shareholder”) shall so inform the Company by notice in writing (the “Redemption Notice”) at least 45 days prior to the date on which the Disposition is proposed to be consummated stating the number of shares of Stock that are the subject of such proposed Disposition (the “Offered Shares”), the identity of the proposed transferee, and the other terms and conditions of such proposed Disposition, including any consideration proposed to be received for the Offered Shares and, if the proposed Disposition is to be wholly or partly for consideration other than money, the Redemption Notice shall state the amount of the monetary consideration, if any, and shall describe all non-monetary consideration and state the fair market value thereof, which fair market value if not agreed upon by the Selling Shareholder and the Person(s) having the right of first offer in accordance with this Section 2, shall be determined in accordance with the procedures set forth in Section 3 herein.  The Secretary of the Company shall forthwith, but in no event later than five days after receipt by the Company of the Redemption Notice, deliver a copy of the Redemption Notice to each Shareholder other than the Selling Shareholder.  By giving the Redemption Notice, the Selling Shareholder shall be deemed to have granted to the Company and the other Shareholders an option to purchase the Offered Shares for the price and upon the terms set forth in this Section 2 and in Section 4 herein.

(b)  Intention to Exercise by Company.  Within 10 days after its receipt of any Redemption Notice, the Company shall notify each Shareholder of the number of Offered Shares that the Company desires to purchase.

(c)  Intention to Exercise by Shareholders.  If the Company notifies the Shareholders that it will exercise its option for none or less than all of the Offered Shares or the Company fails to notify the Shareholders pursuant to Section 2(b) above, each Shareholder (other than the Selling Shareholder) shall have 10 days following the expiration of the 10-day period provided in Section 2(b) above to notify the Company whether such Shareholder desires to purchase his or her Pro Rata Part of the Offered Shares that the Company has not elected to purchase.  If none of the non-Selling Shareholders elects to purchase such remaining Offered Shares, the Selling Shareholder shall be free to sell all of the remaining Offered Shares pursuant to Section 2(e) below.  If one or more of the non-Selling Shareholders elects to purchase the remaining Offered Shares, such non-Selling Shareholder(s) shall determine the portion of the remaining Offered Shares to be acquired by each such non-Selling Shareholder, provided that, if they cannot agree, each such non-Selling Shareholder shall have the right to acquire his or her Pro Rata Part of such remaining Offered Shares.  The non-Selling Shareholders must decide the proportions in which they will purchase the remaining Offered Shares within 10 days after they notify the Company of their desire to purchase such Shares under this Section 2(c).  In the event that the Company and the non-Selling Shareholders elect to purchase all or any part of the Offered Shares, they shall be obligated to purchase, and the Selling Shareholder shall be obligated to sell, such Shares, such purchase and sale to be closed in the manner provided in Section 4 below.  The failure of any Shareholder to submit any notice within the applicable period shall constitute an election on the part of such Shareholder not to purchase any of the Offered Shares to which the requisite notice pertained.

(d)  Notice of Exercise.  If the Company and/or the non-Selling Shareholders elect to purchase all or any part of the Offered Shares, they shall notify the Selling Shareholder of such fact (and the proportions in which the Offered Shares are to be purchased by them) within 10 days following (i) the Company’s election to acquire all or any part of the Offered Shares and/or (ii) the non-Selling Shareholders’ election to acquire the Offered Shares not to be purchased by the Company.

(e)  Failure to Exercise.  If the Company and/or the non-Selling Shareholders do not elect to purchase all of the Offered Shares pursuant to the foregoing provisions of this Section 2, then the remaining Offered Shares may be disposed of by the Selling Shareholder to the transferee named in the Redemption Notice, for the price and on the terms and conditions set forth in the Redemption Notice, at any time within 90 days after the Company and the non-Selling Shareholders fail to elect to acquire all of the Offered Shares within the time periods provided above; provided, however, no such disposition may be made unless and until the transferee executes and delivers to the Company and the non-Selling Shareholders a counterpart of this Agreement or such other valid and binding agreement as shall be satisfactory to the Company, to the effect that such transferee will be bound by and be subject to all of the provisions of this Agreement, including, without limitation, the provisions of this Section 2.  Each party hereto who becomes a Selling Shareholder agrees to grant to the Company full access to all records of the Selling Shareholder relating to the Stock held by such Selling Shareholder to determine to its satisfaction the terms of any Disposition made pursuant to this Section 2(e).  Any shares of Stock not disposed of within the foregoing 90-day period may not be disposed of unless the provisions of this Section 2 are again complied with.

3.

Appraisal.

(a)  General.  If a dispute arises with respect to the fair market value of any non-monetary consideration (the “Non-monetary Consideration”) to be received pursuant to Section 2, then such fair market value shall be determined by the appraisal procedures set forth in the succeeding provisions of this Section 3.

(b)  Selection of Appraisers.  If, pursuant to Section 2, the parties cannot agree on the fair market value of any Non-monetary Consideration, then either party may, by delivering a written notice to the other (the “Appraisal Notice”) within 5 days following the date on which the Redemption Notice is delivered pursuant to the applicable section, invoke the provisions of this Section 3(b) to determine the fair market value of the Non-monetary Consideration.  The Shareholder(s) requesting an appraisal pursuant to this Section 3(b) (hereinafter referred to collectively as the “Submitting Shareholder”) shall, in the Appraisal Notice to the other Shareholder(s) (hereinafter referred to collectively as the “Receiving Shareholder”) state that the Submitting Shareholder elects to have the fair market value of the Non-monetary Consideration determined by the appraisal procedures set forth herein and the name of its appraiser.  Within 5 days after its receipt of such notice from the Submitting Shareholder, the Receiving Shareholder shall notify the Submitting Shareholder of the name of its appraiser.  Upon appointment, the two appraisers shall be sworn to determine faithfully, fairly and within 30 days of the appointment of the second appraiser the fair market value of the Subject Shares or the Non-monetary Consideration, as the case may be.  The two appraisers shall afford the Submitting Shareholder and the Receiving Shareholder the right to submit evidence with respect to such fair market value and shall, as promptly as practicable, make their respective determinations in writing and give notice thereof to the Submitting Shareholder and the Receiving Shareholder.  If the higher of the two appraisals determined by the two appraisers exceeds the lower appraisal by less than 10%, the average of the fair market values so determined shall be controlling and shall be binding upon the Submitting Shareholder and the Receiving Shareholder.  If the higher of the two appraisals exceeds the lower appraisal by more than 10%, the appraisers, within 10 days after both of the appraisers have made their determinations, shall appoint in writing a third appraiser and give written notice of such appointment to the Submitting Shareholder and the Receiving Shareholder. If the two appraisers shall fail to appoint or agree upon a third appraiser within the 10-day period, a third appraiser shall be selected by the Submitting Shareholder and the Receiving Shareholder if they so agree upon such third appraiser within a further period of 10 days.  If any appraiser shall not be appointed or agreed upon within the time herein provided, either party may apply to the appropriate court of the State of Texas for the appointment of such appraiser.  The third appraiser shall be sworn to determine faithfully and fully, and independently of the first two appraisals, the fair market value of the Non-monetary Consideration, as the case may be.  The third appraiser’s determination of value shall be controlling unless it is higher than the higher or lower than the lower determination of value of the original two appraisers, in which case such previous high or low determination, respectively, shall be controlling and binding upon the parties.  The decision of the appraisers pursuant to this Section 3(b) shall be final and binding upon the parties and shall be specifically enforceable in a court having jurisdiction.

(c)  Appointment of Appraisers.  If (i) the Receiving Shareholder fails to appoint an appraiser within five days after its receipt of the notice from the Submitting Shareholder setting forth the name of its appraiser, or (ii) a third appraiser is not appointed as provided in Section 3(b) above, or (iii) any person appointed as an appraiser by or on behalf of either the Submitting Shareholder or the Receiving Shareholder dies, fails to act, resigns, or becomes disqualified and the party by or on behalf of whom such appraiser was appointed shall fail to appoint a substitute appraiser within five days after being requested to do so by the other party, the appraiser in question shall be appointed by the appropriate court of the State of Texas, upon application of either the Submitting Shareholder or the Receiving Shareholder.

(d)  Costs of Appraisal.  Each party shall bear and pay the cost of the appraiser appointed by (or for) such party and the cost of the third appraiser shall be borne and paid equally by the Submitting Shareholder and the Receiving Shareholder.  All appraisal proceedings shall be held in Dallas, Texas.  The Submitting Shareholder and the Receiving Shareholder shall be given reasonable advance notice of the time and place of any appraisal proceedings, and both the Purchasing Shareholder and the Disposing Shareholder shall have the right to be present, heard, and represented by counsel.  The appraisers shall not have the power to add to or subtract from or otherwise change the terms and provisions of this Agreement, and their determination shall be consistent and in accordance with the terms and provisions of this Agreement.  The appraisers shall give prompt notice of their decision to the purchasing and selling Shareholders.

4.

Terms of Sale.

(a)  Payment for Shares.  The purchase price per share of Stock purchased under Section 2 of this Agreement shall be the per share value of the monetary consideration proposed to be paid for the Stock set forth in the Redemption Notice plus the fair market value per share of Stock of any Non-monetary Consideration set forth in the Redemption Notice, such fair market value, if not agreed upon, to be determined in accordance with Section 3.

(b)  Closing.  The closing of the purchase and sale of Stock that is being purchased and sold under Section 2, of this Agreement (the “Closing”) shall take place on the 30th day following the date of delivery of the notice of acceptance by the Company pursuant to Section 2(d), herein, (or if such date is a Saturday, Sunday, or legal holiday in Dallas, Texas, the first day thereafter that is not a Saturday, Sunday, or legal holiday), at 10:00 a.m., Dallas, Texas time, in the principal office of the Company, or on such other date and at such other time and place as may be agreed to by the parties who are purchasing and selling the Stock, provided, however, that such Closing shall be delayed (i) as long as is reasonably necessary to allow the representative, executor, or administrator of any person whose Stock is to be sold to qualify properly as such in order that such representative, executor, or administrator shall have all necessary authority to convey the Stock and (ii) to obtain all required regulatory approvals or make all required regulatory filings, or (iii) up to 30 days to allow the respective parties to obtain necessary financing.  At the Closing, the parties shall take all action necessary to convey the Stock to be transferred in accordance with this Agreement, as reasonably determined by the Company.

5.  Drag-Along Rights.  If at any time after the date of this Agreement a Third Party makes a bona fide offer to purchase all or substantially all of the outstanding capital stock or assets of the Company (a “Third Party Offer”) for a purchase price that is not less than the then-current fair market value of the Company, as determined by the Board, and the Shareholders holding at least two-thirds of the then-outstanding shares of the Stock desire to accept such offer, then, upon the written request of such Shareholders, the other Shareholders (the “Matching Shareholders”) shall have 15 days to match the Third Party Offer and to present evidence to the Board that they have cash available or committed financing sufficient to consummate the proposed purchase.  If the Matching Shareholders do not match the Third Party Offer or present such evidence before the end of such 15-day period, they shall be obligated to (a) sell, transfer and deliver, or cause to be sold, transferred and delivered to such Third Party, all shares of Stock owned by such Matching Shareholders on the same terms and conditions and at the consideration per share offered by the Third Party in the Third Party Offer, and/or (b) if shareholder approval of the transaction contemplated by the Third Party Offer is required, vote such Matching Shareholders’ shares of Stock in favor thereof.

6.  Insufficient Corporate Surplus.  If at any time the Company desires to purchase Stock hereunder and the Company does not have sufficient surplus to permit it lawfully to purchase the Stock that it desires to purchase, the Shareholders or their respective personal representatives shall vote their Stock to reduce the capital of the Company or to take such other steps as may be necessary and available in order to enable the Company lawfully to purchase and pay for all the Stock that the Company desires to purchase.

7.  Obligation of Shareholder’s Spouse.  The spouse of each Shareholder (each, a “Spouse”) who is a natural person joins in the execution of this Agreement to evidence his or her knowledge of its existence, and his or her acknowledgment that he or she agrees to the provisions of this Agreement, and that he or she desires to bind his or her community property interest, if any, in the shares of Stock to the performance of this Agreement, as the same may be amended from time to time.  Accordingly, each Spouse agrees that in the event of the death of his or her spouse, or occurrence of any other event as herein provided, the covenants made in this Agreement shall be, and hereby are, accepted as binding on him or her individually and upon all persons ever to claim under him or her.  However, the foregoing is not intended to, and shall not be construed as, conferring or creating any community property interest in Stock in the spouse of any Shareholder.  Hereafter, no consent or signature of any Shareholder’s spouse shall be required with respect to any action taken by such Shareholder under or in connection with this Agreement, including any amendment hereof.

8.  After-Acquired Shares.  Whenever a Shareholder shall hereafter acquire any shares of Stock, such shares so acquired shall be held subject to all the terms and conditions of this Agreement and the certificates representing such shares shall bear the legend set forth in Section 13 herein.

9.  Failure to Comply.  If any Disposition (other than a Permitted Disposition) is purported to be made or suffered which is in violation of this Agreement, such purported Disposition shall be void ab initio, and the shares of Stock that are the subject thereof shall be deemed to have been offered to, and an option to purchase such shares shall be deemed to have been granted to, the Company and the Shareholders (other than the Shareholder making or suffering such Disposition) pursuant to this Agreement as of the date the Company first learns of such purported Disposition, and the Secretary of the Company shall forthwith notify all Shareholders of such Disposition and the date of such notice shall be deemed the date of the Company's receipt of the Redemption Notice and thereafter the provisions of Section 2, shall be fully effective as to such shares of Stock as if such Redemption Notice had actually been delivered.  In enforcing this provision, the Company may hold and refuse to transfer any shares of Stock or any certificate therefor tendered to it for transfer in addition to, and without prejudice to, any and all other rights or remedies which may be available to it.

10.  Termination.  This Agreement shall automatically terminate upon the happening of any of the following events:

(a)  the voluntary or involuntary dissolution of the Company;

(b)  the elimination, by death, Disposition of shares of Stock, or otherwise, of all but one person as a Shareholder;

(c)  this Agreement otherwise becoming terminated pursuant to Section 20 herein; or

(d)  the consummation by the Company of an initial public offering of any securities of the Company pursuant to a registration statement filed under the Securities Act of 1933 (other than a filing relating to business combinations or employee benefit plans), or pursuant to the exemption from registration provided by Regulation A under such Act; provided, however, that the provisions of Section 7 shall not be terminated pursuant to this paragraph (d).

11.  Additional Issuances.  The Company agrees that it will not, without the prior written consent of the holders of a majority of the outstanding shares of voting stock of the Company at the time of any proposed issuance or sale, issue or sell any additional shares of Stock unless the purchaser or purchasers thereof shall have entered into a counterpart of this Agreement, provided that this Section 11 shall not apply to any issuance in a transaction of the type specified in Section 10(d).

12.  Representation of Shareholders.  Each Shareholder hereby represents and warrants to the Company and each other Shareholder that, as of the date of such Shareholder’s execution of this Agreement, it, he or she is the record and beneficial owner of the number of shares of Stock set forth in the Company’s stock records, free and clear of all liens, claims, encumbrances, and equities of every kind and character whatsoever, with the sole exception of such liens and encumbrances as are specifically authorized pursuant to the terms of this Agreement.  Each Shareholder agrees to indemnify and hold harmless the Company and each other Shareholder from and against any and all liabilities, losses, costs or expenses (including attorneys’ fees) arising from the breach or inaccuracy of the foregoing representation and warranty.

13.  Compliance with Laws.  Each Shareholder agrees that any certificates representing shares of Stock shall be legended to assure the enforceability of this Agreement, by bearing the following legend on the reverse side of the certificate (as well as a reference in bold-face type to such legend on the face of the certificate):

“THESE SHARES ARE SUBJECT TO THE PROVISIONS OF A SHAREHOLDERS’ AGREEMENT DATED July 15, 2008 (THE “SHAREHOLDERS AGREEMENT”), THAT MAY PROVIDE FOR MANAGEMENT OF THE CORPORATION IN A MANNER DIFFERENT THAN IN OTHER CORPORATIONS AND MAY SUBJECT A SHAREHOLDER TO CERTAIN OBLIGATIONS OR LIABILITIES NOT OTHERWISE IMPOSED ON SHAREHOLDERS IN OTHER CORPORATIONS.  THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE ASSIGNED, TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT AS PROVIDED IN THE SHAREHOLDERS AGREEMENT.  THE CORPORATION WILL FURNISH A COPY OF SUCH AGREEMENT TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE ON REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.”

The foregoing legend will be in addition to any legend imposed pursuant to any other agreement or required to comply with any applicable law.  The Company further agrees to furnish a copy of this Agreement upon request to any holder of shares of the capital stock of the Company.

14.  References.  All references to “Sections” or “paragraphs” contained herein are, unless specifically indicated otherwise, references to sections or paragraphs of this Agreement.  Any exhibits attached hereto or referred to herein are incorporated herein and made a part hereof for all purposes.  As used herein, the expression “this Agreement” means the body of this Agreement and such exhibits; and the expressions “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement and such exhibits as a whole and not to any particular part or subdivision thereof.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

15.  Captions.  The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

16.  Notices.  Whenever this Agreement requires or permits any consent, approval, notice, request, or demand from one party to another, the consent, approval, notice, request, or demand must be in writing to be effective and shall be deemed to be delivered and received (i) if personally delivered, when actually received by the party to whom notice is sent or (ii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the United States mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth on a signature page of this Agreement (or at such other address as such party may designate by written notice to all other parties in accordance herewith).

17.  Governing Law.  This Agreement is being executed and delivered, and is intended to be performed, in the State of Texas, and the substantive laws of such State, exclusive of conflict of laws principles, shall govern the validity, construction, enforcement, and interpretation of this Agreement.

18.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.  This Agreement shall be binding upon and inure to the benefit of each other signatory hereto and his or her respective heirs, representatives, successors, and permitted assigns, and any receiver, trustee in bankruptcy, or representative of the creditors of each such person; provided, however, that no Shareholder may assign his or her right to purchase shares of Stock hereunder without the prior consent of all the Shareholders (other than the Shareholder making or suffering the subject Disposition) at the time of any proposed assignment.  If a Shareholder ever ceases to be the owner of Stock, he or she shall automatically cease to be a party to this Agreement and shall have no rights hereunder unless and until he or she again becomes an owner of shares of Stock (provided that the foregoing shall in no event affect the applicability of the provisions of this Agreement to the Disposition of the shares of Stock by such Shareholder).

19.  Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

20.  Amendments.  This Agreement may be amended, at any time and from time to time, in whole or in part, or terminated, only by an instrument in writing setting forth the particulars of such amendment or termination, as the case may be, duly executed by Shareholders who are Shareholders at the time of such amendment or termination and who then own in the aggregate at least 67% of the outstanding shares of Stock subject to this Agreement; provided, however, that the Company, in its sole discretion, may alter, modify, amend or change this Agreement at any time for the purpose of reflecting amendments of an inconsequential nature which do not adversely affect any Shareholder in any material respect or which the Company, in its sole discretion, determines to be necessary or desirable to comply with any applicable law or governmental regulation.

21.  Multiple Counterparts.  This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute collectively, one Agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.  It is not necessary that each Shareholder execute the same counterpart, so long as the Company and each Shareholder execute identical counterparts.

22.  Execution of Documents.  Whenever shares of Stock are purchased pursuant to this Agreement, the seller or sellers and the buyer or buyers shall do all things and execute and deliver all documents and make all transfers as may be necessary to consummate such purchase in accordance with the applicable provisions of this Agreement.

23.  Continuation of Rights.  The failure or refusal of a party hereto to exercise any right granted in this Agreement with respect to any shares of Stock shall not be deemed a waiver of the right to exercise future rights which may arise hereunder with respect to such shares of Stock.

24.  Enforcement.

(a)  Right of First Refusal.  If, whether under federal bankruptcy law, similar debtor relief laws, guardianship laws, or other laws affecting the Disposition of the Stock (collectively, “Relief Laws”) or otherwise, any option to purchase Stock afforded to the Company and/or the Shareholders under this Agreement is voided or declared unenforceable as to any of the Stock by any court of competent jurisdiction, the Company shall have a right of first refusal to purchase any or all shares of Stock in the event of any proposed Disposition thereof by any Shareholder seeking to effect a Disposition of Stock or by any trustee, receiver, conservator, liquidator, guardian or other transferee of the Shareholder who is, or whose assets are, subject to such Relief Laws at the same price and on the same terms as such shares of Stock are proposed to be sold by, respectively, such Shareholder or such trustee, receiver, conservator, liquidator, guardian or other transferee.  As to all shares of Stock not so purchased by the Company, the Shareholders (other than the Shareholder who is seeking to effect a Disposition of Stock or who is, or whose assets are, subject to such Relief Laws) shall have a right of second refusal to purchase any or all such shares of Stock at the same price and upon the same terms as such shares of Stock are proposed to be sold by, respectively, such Shareholder or such trustee, receiver, conservator, liquidator, guardian or other transferee.

(b)  Specific Performance.  It is specifically agreed and understood that monetary damages would not adequately compensate the Company and the non-breaching Shareholders for the breach of this Agreement and this Agreement shall therefore be specifically enforceable, and any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order.  Further, each party hereto and their successors, heirs, representatives, and assigns waive any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

25.  Costs.  In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

26.  Entire Agreement.  This Agreement contains the entire understanding of the parties hereto respecting the subject matter hereof and supersedes all prior agreements, discussions and understandings.

EXECUTED on the dates indicated below and binding on each party from and after the date such party executes this Agreement or a counterpart hereof.

Date: July 15, 2008	VUFUSION, INC.

By:/s/ Keith Bottner

This signature page is attached to that certain Shareholders Agreement for Vufusion, Inc. dated as of July  15, 2008.

Shareholder:

Date: July 15, 2008	/s/ Hollis Taylor

Date: July 15, 2008	/s/Barbara Haynes

Date: July 15, 2008	/s/ Robert Feeback

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